Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-142443

November 6, 2007

CROSS MATCH TECHNOLOGIES, INC.

Free Writing Prospectus

Subsequent to the filing of this Free Writing Prospectus with the Securities and Exchange Commission, Cross Match Technologies, Inc. (the “Company”) intends to replace slide 3 of the road show presentation relating to its initial public offering of securities for which the Company filed a Free Writing Prospectus with the Securities and Exchange Commission on October 25, 2007 with the attached slide.

Forward-Looking Statements

Some of the statements contained in this free writing prospectus may constitute forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. More detailed information about factors that may affect our performance may be found under “Risk Factors” in the preliminary prospectus. Any forward-looking statements included in this free writing prospectus are based on information available to us on the date of this free writing prospectus. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, WR Hambrecht + Co will arrange to send you the prospectus if you request it by calling toll-free 1-800-OPEN-IPO (800-673-6476). The prospectus can also be accessed through the following link
http://www.sec.gov/Archives/edgar/data/1397197/000119312507235841/ds1a.htm. The information in this free writing prospectus supplements and updates the information contained in the prospectus.

Cross Match Technologies / Company Confidential and Proprietary

Offering Summary
Issuer: Cross Match Technologies, Inc.
Symbol / Exchange: ‘CROS’ / NASDAQ
Filing range: $11.00–$13.00
Shares Offered: 8,333,334 primary shares
Overallotment: 15% (100% primary)
Use of proceeds: General corporate purposes including
acquisitions
Expected pricing date: November 2007
Bookrunner: WR Hambrecht + Co
Co-Managers: Stanford Group Company and E*TRADE